SECOND AMENDMENT

TO

5% CONVERTIBLE NOTE DUE 2009

OF

BROADCAST INTERNATIONAL, INC.

Original Principal Amount :  $1,000,000

Original Issuance Date:  October 16, 2006

Whereas, Leon Frenkel (“Holder”) and Broadcast International, Inc. (“Company”) entered into that certain 5% Convertible Note Due 2009 (“Note”) on or about October 16, 2006, as amended as of December 22, 2009, and desire to amend further the Note to extend the Final Maturity Date.

Now therefore, the Note is hereby amended as follows:

Paragraph 1(b) is hereby amended to provide that the “Final Maturity Date” shall be defined as January 1, 2011.

All other terms and conditions of the Note, as previously amended, shall continue in full force and effect subject only to the terms of this Amendment.

IN WITNESS WHEREOF, the Parties have amended the Note effective as of the 15th day of November, 2010.

BROADCAST INTERNATIONAL, INC. By /s/ James E. Solomon James E. Solomon CFO	LEON FRENKEL By /s/ Leon Frenkel